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                                                                    Exhibit 3.27

                       RESTATED ARTICLES OF INCORPORATION

      The undersigned certify that:

      1. They are the Vice President and the Vice President and Treasurer, respectively, of MULTIPLEX TECHNOLOGY, INC., a California corporation.

      2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

      FIRST: The name of the corporation (hereinafter referred to as the "corporation") is MULTIPLEX TECHNOLOGY, INC.

      SECOND: The existence of the corporation is perpetual.

      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      FOURTH: The principal office for the transaction of business of this corporation is located in the County of Los Angeles, State of California.

      FIFTH: The total number of shares which the corporation is authorized to issue is 100, all of which are of one class and of a par value of $0.01 each, and all of which are Common shares. The Board of Directors of the corporation may issue any or all of the aforesaid authorized shares of the corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, to be credited to paid-in surplus.

      SIXTH: In the interim between meetings of shareholders held for the election of directors or for the removal of one or more directors and the election of the replacement or replacements thereat, any vacancy which results by reason of the removal of a director or directors by the shareholders entitled to vote in an election of directors, and which has not been filled by said shareholders, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by the sole remaining director, as the case may be.

      SEVENTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      EIGHTH: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

      3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

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      4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 100 shares of Common Stock. The number of shares voting in favor of the amendment and restatement exceeded the majority vote required. There are no outstanding shares of the Corporation's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D, E or F Preferred Stock.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: 12/9/99                                 /s/ RICHARD L. BREADY
                                            -----------------------
                                            Richard L. Bready
                                            Vice President

                                            /s/ RICHARD J. HARRIS
                                            -----------------------
                                            Richard J. Harris
                                            Vice President and Treasurer

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